UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
SIFCO Industries, Inc.
(Exact name of registrant as specified in its charter)

Ohio	34-0553950

(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

970 East 64th Street, Cleveland Ohio	44103

(Address of principal executive offices)	(Zip code)
SIFCO Industries, Inc.
2007 Long-Term Incentive Plan

(Full title of the plans)
Frank A. Cappello
Vice President – Finance and
Chief Financial Officer
SIFCO Industries, Inc.
970 East 64th Street
Cleveland, Ohio 44103

(Name and address of agent for service)
(216) 881-8600

(Telephone number, including area code, of agent for service)
CALCULATION OF REGISTRATION FEE
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

		Proposed Maximum	Proposed Maximum	Amount of
Title of Securities	Amount to be	Offering Price	Aggregate	Registration
To be Registered	Registered (1) (2)	Per Share (3)	Offering Price	Fee
Common Shares, $1 par value	250,000	$14.875	$3,718,750	$146

(1)	Together with an indeterminate number of additional common shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the 2007 Long-Term Incentive Plan as the result of any future stock dividend, stock split or similar adjustment to the outstanding common shares of SIFCO Industries, Inc. (the “Company”).

(2)	Represents the maximum number of common shares of SIFCO Industries, Inc. (the “Common Shares”) that may be offered and sold hereunder.

(3)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h), under the Securities Act of 1933, as amended, and based upon the average of the high and low prices of a Common Share as reported on the American Stock Exchange on May 5, 2008.

Part I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this registration statement omits the information specified in Part I of Form S-8. The document containing the information specified in Part I of this registration statement has been sent or given to eligible employees as specified in Rule 428(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.
Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
The following documents previously filed with the Commission hereby are incorporated by reference into this Registration Statement:
1.	The Registrant’s most recent Annual Report on Form 10-K for the fiscal year ended September 30, 2007.

2.	The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended December 31, 2007 and March 31, 2008.

3.	The description of the Registrant’s common shares contained in the Registrant’s registration statement on Form 8-C as filed pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, on May 7, 1969, including any amendment or report filed for the purpose of updating such description.
All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicated that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement. The Registrant’s file number with the Commission is 1-5978.
Item 4. Description of Securities
Not applicable.
Item 5. Interests of Named Experts and Counsel
Not applicable.
Item 6. Indemnification of Directors and Officers
Section 1701.13 of the Ohio General Corporation Law
          Division (E) of Section 1701.13 of the Ohio Revised Code provides in regard to indemnification of directors and officers as follows:
(1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

(2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:
               (a) Any claim, issue or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper.
               (b) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.
(3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in division (E) (1) or (2) of this section, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.
(4) Any indemnification under division (E) (1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in division (E) (1) or (2) of this section. Such determination shall be made as follows:
               (a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit, or proceeding referred to in division (E)(1) or (2) of this section;
               (b) If the quorum described in division (E) (4) (a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;
               (c) By the shareholders;
               (d) By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E) (1) or (2) of this section was brought.
Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.
(5) (a) Unless at the time of a director’s act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1)
or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney’s fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to do both of the following:
               (i) Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;
               (ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.
     (b) Expenses, including attorney’s fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.
(6) The indemnification authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or position, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.
(7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.
(8) The authority of a corporation to indemnify persons pursuant to division (E) (1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E) (5), (6) and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6) or(7).
(9) As used in division (E) of this section, “corporation” includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.
Article IX-A of the Registrant’s Amended and Restated Code of Regulations dated January 29, 2002 provides as follows:
     (a) The Company shall indemnify any director or officer or any former director or officer of the Company and any person who is serving or has served at the request of the Company as a director, officer, or trustee of another corporation, joint venture, trust or other enterprise against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Company, to which he was, is, or is threatened to be made a party by reason of the fact that he is or was such director, officer, or trustee, provided it is determined in the manner set forth in paragraph (c) of this Article that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and that, with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful.
     (b) In the case of any threatened, pending or completed action or suit by or in the right of the Company, the Company shall indemnify each person indicated in paragraph (a) of this Section against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense or settlement thereof, provided it is determined in the manner set forth in paragraph (c) of this Article that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty of the Company unless and only to the extent that the court of common pleas or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper.
     (c) The determinations referred to in paragraphs (a) and (b) of this Article shall be made (i) by a majority vote of a quorum consisting of directors of the Company who were not and are not parties to or threatened with any such action, suit or proceeding, or (ii) if such a quorum is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the Company, or any person to be indemnified, within the past five years, or (iii) by the shareholders, or (iv) by the court of common pleas or the court in which such action, suit or proceeding was brought.
     (d) Expenses, including attorneys’ fees, incurred in defending any action, suit, or proceeding referred to in paragraphs (a) and (b) of this Article, may be paid by the Company in advance of the final disposition of such action, suit, or proceeding as authorized by the directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, or trustee to repay such amount, unless it shall ultimately be determined that he is entitled to be indemnified by the Company as authorized in this Article.
     (e) The indemnification provided by this Article shall not be deemed exclusive (i) of any other rights to which those seeking indemnification may be entitled under the articles, the regulations, any agreement, any insurance purchased by the Company, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, or of (ii) the power of the Company to indemnify any person who is or was an employee or agent of the Company or of another corporation, joint venture, trust or other enterprise which he is serving or has served at the request of the Company, to the same extent and in the same situations and subject to the same determinations as are hereinabove set forth with respect to a director, officer or trustee. As used in this paragraph (e) references to the “Company” include all constituent corporations in a consolidation or merger in which the Company or a predecessor to the Company by consolidation or merger was involved. The indemnification provided by this Article shall continue as to a person who has ceased to be a director, officer, or trustee and shall inure to the benefit of the heirs, executors, and administrators of such a person.
     (f) The Company may purchase and maintain insurance on behalf of any person who or was a director, officer or employee or former director, officer or employee of the Company or any person who is serving or has served at the request of the Company as a director, officer or trustee of another corporation, joint venture, trust or other enterprise, insuring him against liability asserted against or incurred by him in any such capacity or arising out of his status as such whether or not the Company would have the power to indemnify him against such liability under this Article.
     (g) The provisions of this Article shall apply to actions, suits and proceedings commenced or threatened after the adoption of this Article, whether arising from acts or omissions to act occurring before or after its adoption.
Item 7. Exemption from Registration Claimed
Not applicable.
Item 8. Exhibits

Exhibit No.	Description

5.1*	Opinion of Squire, Sanders & Dempsey L.L.P.

10.1	SIFCO Industries, Inc. 2007 Long-Term Incentive Plan, filed as Exhibit A of the Company’s Proxy and Notice of 2008 Annual Meeting of Shareholders dated December 14, 2007, and incorporated herein by reference

23.1*	Consent of Independent Registered Public Accounting Firm (Grant Thornton LLP)

23.2*	Consent of Squire, Sanders & Dempsey L.L.P. (included in Exhibit 5.1)

24.1*	Power of attorney (included on the signature page of this registration statement)

(Asterisk denotes exhibits filed herewith.)
Item 9. Undertakings
A. The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:
          (i) To include any prospectus required by Section 10(a) (3) of the Securities Act;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
Provided, however, that paragraphs (1) (i) and (1) (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and had duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on May 16, 2008.

SIFCO Industries, Inc.

Date: May 16, 2008	/s/ Frank A. Cappello
Frank A. Cappello
Vice President-Finance and Chief Financial Officer (Principal Financial Officer)

POWER OF ATTORNEY
The undersigned, a director or officer of SIFCO Industries, Inc., an Ohio corporation (the “Company”), which anticipates filing with the Securities and Exchange Commission (the “Commission”) under the provisions of the Securities Act of 1933 (the “Act”) a Registration Statement on Form S-8 (together with any and all subsequent amendments, including post-effective amendments, the “Registration Statement”) for purposes of registering 250,000 shares of Common Stock, $1.00 par value, of the Company, reserved for issuance pursuant to the Company’s 2007 Long-Term Incentive Plan, does hereby constitute and appoint Frank A. Cappello and Remigijus H. Belzinskas, each with full power of substitution and resubstitution, as attorneys to execute and file on behalf of the undersigned, in his capacity as a director or officer of the Company, the Registration Statement and any and all applications or other documents to be filed with the Commission pertaining to the Registration Statement or registration contemplated thereby, with full power and authority to do and perform any and all acts and things whatsoever required or necessary to be done in the premises, as fully as to all intents and purposes as he could do if personally present, hereby ratifying and approving the acts of said attorney and any such substitution.

Name and Signature	Title	Date

/s/ Jeffrey P. Gotschall	Chairman of the Board and	May 16, 2008
Jeffrey P. Gotschall	Chief Executive Officer

/s/ Frank A. Cappello	Vice President – Finance and	May 16, 2008
Frank A. Cappello	Chief Accounting Officer (Principal Financial Officer)

/s/ Remigijus Belzinskas	Corporate Controller	May 16, 2008
Remigijus Belzinskas	(Principal Accounting Officer)

/s/ P. Charles Miller P. Charles Miller	Director	May 16, 2008

/s/ Frank N. Nichols Frank N. Nichols	Director	May 16, 2008

/s/ Alayne L. Reitman Alayne L. Reitman	Director	May 16, 2008

/s/ Hudson D. Smith Hudson D. Smith	Director	May 16, 2008

/s/ J. Douglas Whelan J. Douglas Whelan	Director	May 16, 2008

INDEX TO EXHIBITS

Exhibit No.	Description

5.1*	Opinion of Squire, Sanders & Dempsey L.L.P.

10.1	SIFCO Industries, Inc. 2007 Long-Term Incentive Plan, filed as Exhibit A of the Company’s Proxy and Notice of 2008 Annual Meeting of Shareholders dated December 14, 2007, and incorporated herein by reference

23.1*	Consent of Independent Registered Public Accounting Firm (Grant Thornton LLP)

23.2*	Consent of Squire, Sanders & Dempsey L.L.P. (included in Exhibit 5.1)

24.1*	Power of attorney (included on the signature page of this registration statement)

(Asterisk denotes exhibits filed herewith.)

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